Exhibit 10.16
SUPPLY CONTRACT

Seller Liang Investment Inc.	Buyer C&J Spec-Rent Services, Inc.
Jim Liang	Brett Barrier
1935 Lindell Road	VP Frac-Sure Division
Las Vegas, NV 89146 U.S.A	500 N. Shoreline Blvd., Suite 350
Phone: (702)595-9898	Corpus Christi, TX 78401
Fax: (702)889-6148	Phone: (361)653-9400
5959898@gmail.com	Fax: (361)653-9444
bbarrier@cjenergy.com
THIS SUPPLY CONTRACT (this “Agreement” is made on this date, 14 day of May 2010 (the “Effective Date”), between Liang Investments Inc. (“Seller”) and C&J Spec-Rent Services, Inc. (“Buyer”) (Seller and Buyer are collectively referred to as the “Parties”).
The Parties agree as follows:
1.	Description and Quantity:
a.	Each calendar month during the Term of this Agreement, Seller agrees to make available to Buyer for purchase at least four (4) million pounds (the “Minimum Monthly Amount”) but not more than twelve (12) million pounds of 30/60 Intermediate Strength Proppant (“Product”).

b.	Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller a quantity of Product each month as set forth in Buyer’s Purchase Orders (as defined below), provided that such aggregate quantity each calendar month shall be at least equal to the Minimum Monthly Amount.

c.	Orders for Product shall occur by delivery by Buyer to Seller of a written purchase order, submitted by mail or facsimile, or by electronic document of purchase in form and substance agreed upon in writing by the Parties (the “Purchase Order”). Each Purchase Order shall specify the type and quantity of Product to be provided, the Delivery Date (as defined below), the delivery location and the total price to be paid for such ordered Product.
2.	Delivery: Seller agrees to deliver Product to Buyer as follows:
a.	Seller will deliver Product FOB destination as set forth in each applicable Purchase Order. Unless otherwise specified in the Purchase Order by Buyer, all Product will be delivered to Buyer’s warehouse located at [ ] (the “Warehouse”). [NTD: specify primary delivery location]

b.	Seller will deliver at least two (2) million pounds but not more than six (6) million pounds of Product twice per month, the quantity of each such delivery as set forth in the applicable Purchase Order. Buyer reserves the right to refuse delivery of any quantity of Product in excess of that specified in its applicable Purchase Order.

c.	Buyer may request additional Product to be delivered to Buyer’s warehouse or other location if and as mutually agreed by the Parties.

d.	The delivery date for purposes of this Agreement shall be the date that Buyer and Seller agree upon in writing as set forth in each applicable Purchase Order (the “Delivery Date”). Without prior written consent of Buyer, (i) if delivery is to be made to the Warehouse, in no event shall actual delivery be made more than two (2) days in advance of the Delivery Date (such time prior to and including the Delivery Date is referred to as the “Delivery Period”), or (ii) if delivery is to be made to any other location other than the Warehouse, in no event shall actual delivery be made before the Delivery Date. Time is of the essence and Buyer expects to receive one hundred percent (100%) of the Product requested in each Purchase Order within the Delivery Period. Partial deliveries of Product not completed within the applicable Delivery Period shall be counted as delinquent.

e.	If Seller becomes aware that any individual delivery is likely to be late, Seller will promptly notify Buyer and keep Buyer informed about the circumstances causing the delay. In the event Seller fails to deliver the ordered Product within five (5) days of the applicable Delivery Date, Buyer may, at its option, cancel its Purchase Order for said Product, in whole or in part. The amount of Product so canceled shall accrue and count toward the Minimum Monthly Amount required under Section 1 of this Agreement.
3.	Price: The Buyer agrees to pay Seller for the Products as follows:
a.	Buyer will pay Seller US $.30 per pound for Product delivered to the Warehouse in accordance with and subject to the terms and conditions of this Agreement.

b.	If Buyer requests product to be delivered to a location other than the Warehouse, as designated in each applicable Purchase Order, Buyer will pay Seller an aggregate price of US $.35 per pound of Product, inclusive of all delivery fees, provided such delivery is within a 300 mile radius of either the port of Corpus Christi, Texas or port of Houston, Texas, respectively.

c.	The price for the Product, as set forth in Section 3(a) and 3(b), shall be inclusive of all federal, provincial, sate, municipal and/or local taxes and duties.
4.	Manner of Payment: Buyer agrees to pay the applicable purchase price for Product within 30 days after Acceptance of Product (as provided in Section 5) by mail (or such other means as may be mutually agreed in writing by the Parties) to the following:
Liang Investment, Inc.
1935 Lindell Road
Las Vegas, NV 89146 U.S.A.
5.	Condition of Goods:
a.	Seller represents and warrants that all Product delivered pursuant to this Agreement will be (i) tested and be of only the highest quality, and shall meet the other specifications of the Buyer (the “Buyer’s Specifications”), if any, as set forth in Exhibit A (as the same may be amended from time to time during the Term by written agreement of the Parties), and (ii) merchantable, free from defects in material and/or workmanship, fit and sufficient for the purposes intended by Buyer and known to Seller. This warranty is in addition to any other warranties of Seller, express or implied.

b.	Product will be delivered by Seller to Buyer in 3,000 lb bags if delivered to the Warehouse. If delivery is to be made to any other location, Product will be delivered by Seller in bulk form.

c.	Buyer will inspect each delivery of Product within three (3) days of delivery (the “Inspection Period”). Buyer has right to reject any and all Product that it deems defective or that does not otherwise meet Buyer’s requirements by providing written notice of such rejection to Seller within the Inspection Period. If Buyer does not so notify Seller within the Inspection Period, Buyer shall be deemed to have accepted such Product (“Acceptance”) and shall pay Seller therefor in accordance with the terms and conditions of this Agreement.

d.	Buyer may, at its election, (i) refuse to accept and return (at Seller’s expense) any nonconforming Product or (ii) correct any nonconforming Product at Seller’s expense. When and if Product is rejected, Buyer may return the Product to Seller, at Seller’s expense and risk of loss, for replacement, or at Buyer’s option, for credit.
6.	Risk of Loss: The risk of loss, damage and/or casualty to Product shall be the responsibility of the Seller until the Product has been delivered to Buyer and Acceptance has occurred in accordance with the terms and conditions of this Agreement.

7.	Seller’s Representations: Seller further represents and warrants to Buyer as follows:
a.	Seller has the right to sell the Product as provided in this Agreement;

b.	All Product delivered pursuant to this Agreement is and will be free, now and at the time of delivery, from any security interest, liens, outstanding titles, claims or any other outstanding encumbrances; and

c.	All Product delivered pursuant to this Agreement is and will be produced and delivered in accordance with all applicable foreign, federal, state, and local laws, rules and regulations.
8.	Term:
a.	This term of this Agreement (the “Term”) shall begin on the Effective Date and continue until [May 31, 2011], unless sooner terminated as provided herein.

b.	In the event Seller should fail to deliver all requested Product within the applicable Delivery Period for two (2) consecutive months, or in any three (3) months during the Term, Buyer shall have the right (in addition to any and all such other rights and remedies which may be available to Seller pursuant to this Agreement or otherwise) to terminate this Agreement by providing written notice of such termination to Seller.

c.	In addition to the foregoing, Buyer shall have the right to terminate this Agreement for any or no reason by providing written notice thereof to the Seller at least ninety (90) days prior to such termination date.
9.	Severability: If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

10.	Binding Effect; Assignment: The covenants and conditions contained in the Agreement shall apply to and bind the Parties and their heirs, legal representatives, successors and permitted assigns. Seller may not assign this Agreement or any rights obtained hereunder or delegate or subcontract any duty of performance owed by Seller hereunder without the prior written approval of Buyer. Any assignment made in contravention of this Section shall be null and void for all purposes.

11.	Entire Agreement: This Agreement constitutes the entire agreement between the Parties and supersedes any prior understanding or representation of any kind preceding the date of this Agreement There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Agreement. This Agreement may be modified in writing and must be signed by both Buyer and Seller.

12.	Cumulative Rights: Buyer’s and Seller’s rights under this Agreement are cumulative, and shall not be construed as exclusive of each other unless otherwise required by law.

13.	Waiver: The failure of either party to enforce any provisions of this Agreement shall not be deemed a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

14.	Governing Law. This Agreement, and all the rights and duties of the parties arising out of, in connection with, or relating in any way to the subject matter of this Agreement or the transactions contemplated by it, shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding its conflict of laws rules which would refer to and apply the substantive laws of another jurisdiction). Any suit or proceeding hereunder shall be brought exclusively in state or federal courts located in Harris County, Texas. Each party consents to the personal jurisdiction of the state and federal courts of said county and waives any objection that such courts are an inconvenient forum.

15.	Headings. The descriptive headings of the Sections in this Agreement are inserted for convenience only and do not constitute part of this agreement.

16.	Notice. Any notice given under this Agreement shall be in writing and will be effective: (i) when delivered if delivered in person; or (ii) three (3) days after deposited in the United States mail to the address provided below. E-mail communications are solely for the convenience of the parties and will not constitute valid or effective notice for purposes of this Agreement (except as may be permitted pursuant to Section 1.6):

Seller:	Liang Investment Inc.	Buyer:	C&J Energy Services, Inc.
	Jim Liang		Brett Barrier
	1935 Lindell Road		VP Frac-Sure Division
	Las Vegas, NV 89146 U.S.A		500 N. Shoreline Blvd., Suite 350
	Phone: (702)595-9898		Corpus Christi, TX 78401
	Fax: (702)889-6148		Phone: (361)653-9400
	5959898@gmail.com		Fax: (361)653-9444
bbarrier@cjenergy.com
17.	Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

18.	Additional Terms & Conditions (Specify “none” if there are no additional provisions)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written

BUYER:

C&J SPEC-RENT SERVICES, INC.

/s/ Brett Barrier

Brett Barrier

(Name)
Vice President Frac-Sure Div.

(Position, if applicable)

SELLER:

LIANG INVESTMENT INC.

/s/ Jian Jun Liang

Jian Jun Liang

(Name)
President

(Position, if applicable)

5